Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is made and entered into with an effective date of December 3, 2007, (“Effective Date”), by and between Impac Funding Corporation, a California corporation (“Company” or “Impac”), and Impac’s guarantor, Impac Mortgage Holdings, Inc., a Maryland corporation (“Guarantor”) and Gretchen Verdugo (“Consultant” or “Verdugo”) (collectively “the parties”) with reference to the following facts and intentions.

RECITALS

A.            Consultant and Company are parties to an Employment Agreement entered into and made effective May 1, 2006 (“Employment Agreement”), whereby Verdugo was employed as the Executive Vice President, Chief Financial Officer (“CFO”) for Impac.

B.            The above-referenced Employment Agreement has now been terminated and the parties agree that there are no further, other or outstanding obligations remaining with respect to the Employment Agreement, other than certain Consultant’s obligations pursuant to the Proprietary Rights and Inventions Agreement that was entered into as part of the Employment Agreement, as relate to post-termination obligations as set forth in the Separation Agreement among Impac and Verdugo (“the Separation Agreement”).  Additionally, Impac remains bound by all rights to Indemnification to Verdugo as set forth in the Separation Agreement, as well as the Guaranty contained in the Employment Agreement, which shall apply to Impac’s obligation to make payments as provided for in this Consulting Agreement.  Consultant and Company now desire a consulting relationship to be established pursuant to the terms specified herein.

            NOW THEREFORE, in consideration of the foregoing and mutual covenants and conditions hereinafter set forth, Consultant and Company agree as follows:

AGREEMENT

1.             Retention of Services.  The parties agree to enter into a consulting relationship whereby the Company has engaged the Consultant to assist the Company with respect to any litigation against the Company of which Consultant has any knowledge or in which she may be a witness.  This consulting relationship will commence on December 3, 2007 and will continue until such time as any such litigation is complete.

2.             Compensation.  During the term of the consulting relationship, Consultant will be paid a total of $200,000.00, made payable in equal, bi-monthly payments over the course of the initial six months of the consulting relationship.  The first payment shall be delivered upon execution of this agreement. Payment will be made jointly to Gretchen Verdugo and the law firm of Allred Maroko & Goldberg without withholding or offset.  These payments are compensation to which Consultant would not otherwise be entitled and constitute good and valuable consideration for the provision of her consulting services and other obligations identified herein.  These payments are also subject to the Guaranty that was entered with Verdugo in conjunction with her Employment Agreement with Impac, dated May 1, 2006, a true and correct copy of which is attached hereto and incorporated herein as Exhibit A.  All of the Guarantor’s obligations set forth in the Employment Agreement and its attachment shall apply equally to the obligations to make the payments called for herein.

3.             Reimbursement of Business Expenses.  During the period that Consultant performs consulting services hereunder, the Company shall reimburse Consultant for reasonable and necessary business expenses, including reasonable travel expenses, incurred by Consultant on behalf of the Company in connection with the performance of Consultant’s duties hereunder.

4.             Provision of Health Care and other Benefits.  Consultant will receive continuing health care benefits from the Company through and until May 31, 2008. Consultant will receive continuing life insurance, short term disability and long term disability benefits through and until May 31, 2008 as provided under the Employment Agreement that was terminated.  After May 31, 2008, Consultant will be eligible for COBRA benefits with respect to health care benefits.

5.             Consultant Free to Obtain Other Employment.  Consultant is free to seek and accept other consulting assignments and/or part-time or full time employment during the term of this Consulting Agreement.  Consultant’s relationship with the Company, including payment of the above-referenced compensation, as well as reimbursement of business expenses and provision of health care benefits, will continue regardless of whether Consultant obtains other consulting positions or part-time or full-time employment elsewhere. When Impac desires the consulting services of Verdugo, it will refrain from interfering in Verdugo’s other employment or income producing activity, or her pursuit of same.

6.             Independent Consultant Relationship.  Consultant’s relationship with the Company after the termination of her employment will be that of an independent Consultant, and nothing in this Consulting Agreement is intended to, nor should be construed to, create a partnership, agency, joint venture or employment relationship following the termination of the Employment Agreement.  Consultant will not be entitled to the benefits that the Company may make available to its employees, (with the exception of the ongoing health care and other benefits referenced above) including, but not limited to, , profit-sharing or retirement benefits, paid vacation, holidays or sick leave.  Consultant will not be authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Company.  Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Consulting Agreement.  No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.  The Company will regularly report amounts paid to Consultant by filing a Form 1099﷓MISC with the Internal Revenue Service as required by law.

6.1.          Method of Performing Services; Results.  In accordance with the Company’s objectives, Consultant will determine the method, details and means of performing the services required by this Consulting Agreement.  Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s services.  Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of the Company.

7.             Proprietary Rights and Inventions Agreement.  During the term of her Consulting Agreement, Consultant will remain subject to certain remaining terms and conditions of the Proprietary Rights and Inventions Agreement which was previously executed by her during her employment with the Company.  Verdugo’s duties of cooperation under this agreement and the Separation Agreement shall supersede the provisions of section 3.5 of the Proprietary Rights and Inventions Agreement.  A true and correct copy of this Agreement is attached hereto as Exhibit B and incorporated herein.

8.             General Provisions.

8.1.          Successors and Assigns.  The rights and obligations of the Company under this Consulting Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  This Agreement is binding on the parties’ heirs, executors, administrators, other legal representatives, successors and, to the extent assignable, their assigns.  Consultant may not assign her rights, subcontract or otherwise delegate her obligations under this Consulting Agreement.

8.2.          Indemnification.  Consultant shall be indemnified from and held harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Consultant’s services rendered hereunder.  Further, Consultant shall be indemnified from and held harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Consultant’s actions taken in the course of her previous employment with the Company pursuant to California Labor Code section 2802 or any other provision of the Labor Code, common law, the California Corporations Code, corporate by-laws, any articles of incorporation (to the extent relevant) and under any policy of insurance or other agreement.

8.3.          Notices.  Any notice required or permitted by this Consulting Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below or to such other address as either party may specify in writing:

If to Employer:	Impac Funding Corporation
19500 Jamboree Road
Irvine, California 92612
Telephone (949) 475-3600
Facsimile (949) 475-3969
Attention: Ronald Morrison, Esq., General Counsel

With a copy to:	Amy Wintersheimer Findley, Esq.
Allen Matkins Leck Gamble Mallory & Natsis
501 West Broadway, 15th Floor
San Diego, California 92101-3541
Telephone: (619) 233-1155
Facsimile: (619) 233-1158

If to Employee:	Gretchen Verdugo
[address]

With a copy to:	John West, Esq.
Allred, Maroko & Goldberg
6300 Wilshire Boulevard, Suite 1500
Los Angeles, California 90048
Telephone: (323) 653-6530
Facsimile: (323) 653-1660

8.4.          Governing Law.  This Consulting Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Consulting Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

8.5.          Severability.  If any provision of this Consulting Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Consulting Agreement shall not be affected or impaired thereby.

8.6.          Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by the Company, and no breach excused by the Company, unless such waiver or consent is in writing signed by the Company.  The waiver by the Company of, or consent by the Company to, a breach of any provision of this Consulting Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant.  This Consulting Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

8.7.          Good Faith.  The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

8.8.          Injunctive Relief for Breach.  Consultant’s obligations under this Agreement are of a unique character that gives them particular value.  Consultant’s breach of any such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  Accordingly, in the event of any such breach, the parties agree that the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

8.9.          Entire Agreement.  This Consulting Agreement, along with the relevant provisions of the Employment Agreement, the Separation Agreement, the Proprietary Rights and Inventions Agreement, and the Guaranty, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Consulting Agreement will govern all services undertaken by Consultant for the Company.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the dates shown below.

Impac Funding Corporation,		Consultant,
a California corporation		Gretchen Verdugo

By:	/s/ Joseph Tomkinson	By:	/s/ Gretchen Verdugo
	Joseph Tomkinson, Chairman and CEO		Gretchen Verdugo

Date:	12-18-07	Date:

Impac Mortgage Holdings, Inc.
a Maryland corporation

By:	/s/ Ron Morrison

Title:	EVP

Date:	12-18-07